Exhibit 99.3

For Immediate Release

Contact:

For Investors:

Kevin Trosian

Vice President, Finance & Investor Relations

Investor.Relations@Power-One.com

+1 (805) 987-8741

Power-One, Inc. Issues Notices of Redemption of Convertible Notes & Conversion of Preferred Stock

Silver Lake Sumeru, the Sole Holder of the Notes Intends to Convert the Notes

Camarillo, CA — October 27, 2011 — On October 25, 2011, Power-One, Inc. (Nasdaq: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, issued a notice of redemption to the registered holders of its 6.0%/8.0%/10.0% Convertible Senior Notes due May 8, 2019 (the “Notes”), calling for the redemption of all outstanding Notes on November 23, 2011.  The indenture governing the Notes provides that they will be redeemed at a price of 100% of the principal amount of the Notes, and that the holders of the Notes may convert them into shares of the Company’s common stock or into shares of non-voting Series C Junior Participating Convertible Preferred Stock (the “Junior Preferred Stock”) in lieu of the cash redemption price.  Silver Lake Sumeru (“Sumeru”), the holder of the Notes, has advised Power-One that it intends to convert them after the November 8, 2011 interest payment date into 36,375 shares of the Junior Preferred Stock which will be convertible into 26,944,444 shares of common stock.

Power-One also issued a notice of automatic conversion to Sumeru, the registered holder of its outstanding Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  Pursuant to the terms of the certificate of designation governing the Series A Preferred Stock, all Series A Preferred Stock outstanding on November 8, 2011 will be converted into the Company’s common stock, representing 17,500,000 shares of the Company’s common stock on the conversion date.

Under terms of the Junior Preferred Stock, Sumeru is prohibited, subject to certain limited exceptions, from converting the shares of Junior Preferred Stock into common stock if such conversion would result in Sumeru owning more than 19.9% of the outstanding common stock.

By calling the securities for redemption, Power-One will save $6 million per year in interest and dividend payments.  Sumeru has not requested a shelf registration at this time.

“Power-One’s ability to call the Silver Lake Sumeru Notes and Series A Preferred Stock highlights the transition of the company from a restructuring mode when we took the investment in 2009 to an industry leading company generating strong cash flow,” said Richard Thompson, Chief Executive Officer of Power-One.  “We look forward to the continued involvement of Sumeru as members of our Board of Directors and shareholders of the Company.”

This press release does not constitute a notice of redemption under the indenture covering the Notes, nor does it constitute a notice of automatic conversion under the certificate of designation governing the Series A Convertible Preferred Stock and is qualified in its entirety by reference to the notice of redemption issued by the Company and the notice of automatic conversion.

About Power-One

Power-One is a leading provider of renewable energy and energy-efficient power conversion and power management solutions and is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from solar arrays for use by utilities, commercial enterprises and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including Renewable Energy, Servers Storage & Networking, Industrial and Network Power Systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visitwww.Power-One.com.

About Silver Lake Sumeru

Silver Lake Sumeru is the middle market strategy of Silver Lake, the world’s largest private investment firm focused on technology and technology-enabled industries. The Silver Lake Sumeru team applies fundamental operating insight, deep technology sector expertise, and world-class investing skills to acquire and manage sector-leading middle market technology companies such as AVI-SPL, Mobile Messenger, Power-One, and Spansion. Silver Lake also has the leading market position in large cap technology investments. Silver Lake’s portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, GersonLehrman Group, Instinet, Intelsat, IPC Systems, MCI, the NASDAQ OMX Group, NetScout, NXP, Sabre, Seagate Technology, Serena Software, Skype, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.